UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

The McClatchy Company

(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-9824 (Commission File Number)	52-2080478 (I.R.S. Employer Identification No.)

2100 Q Street
Sacramento, CA 95816
(Address of principal executive offices, zip code)

Registrant's telephone number, including area code (916) 321-1846
Written communications pursuant to Rule 425 under the Securities Act (l7 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (l7 CFR 240-14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (l7 CFR 240.13e-4(c))
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 27, 2006December 12, 2006, the Company's Compensation Committee determined the fiscal 2007 base salaries and annual cash bonus targets for the Chief Executive Officer and other named executive officers. The Company's Chief Executive Officer, Gary Pruitt, will receive $1,100,000 in base salary in 2007, an increase of 4.8% from his 2006 base salary. The Compensation Committee also determined the 2007 annual cash bonus targets for Mr. Pruitt and the other named executives, although specific performance goals have not yet been determined. Mr. Pruitt's 2007 annual cash bonus target is 125% of his 2007 base salary. The 2007 base salaries and cash bonus targets for the other named executive officers are as follows:

Name	2007 Base Salary	2007 Bonus Target
Bob Weil, Vice President, Operations	$600,000	60% of 2007 base salary
Frank Whittaker, Vice President, Operations	600,000	60% of 2007 base salary
Pat Talamantes, Vice President and Chief Financial Officer	500,000	55% of 2007 base salary
Howard Weaver, Vice President, News	400,000	50% of 2007 base salary

In addition, on December 12, 2006, the Compensation Committee awarded units under the Company's Long-Term Incentive Plan. Each unit represents a contingent right to receive in cash an amount equal to $1 times the number of percentage points by which the Company's pre-tax earnings per share (without giving effect to the gain or loss on the sale of assets) increase over a three-year performance period. The performance period for the units awarded on December 12, 2006, begins on December 31, 2006 and ends on December 28, 2008. The Chief Executive Officer and the other named executive officers received the following number of Long-Term Incentive Plan units:

Name	Number of Long-Term Incentive Units Awarded
Gary Pruitt, Chief Executive Officer	25,000
Bob Weil, Vice President, Operations	8,000
Frank Whittaker, Vice President, Operations	8,000
Pat Talamantes, Vice President and Chief Financial Officer	6,500
Howard Weaver, Vice President, News	5,000

December 15, 2006	The McClatchy Company

/s/ Patrick J. Talamantes
Patrick J. Talamantes
Vice President and Chief Financial Officer